Exhibit 99.1

FOR IMMEDIATE RELEASE

RADVIEW SOFTWARE COMPLETES FINANCING TRANSACTION
WITH PRIOR LOANS SECURES $1.5 MILLION AT INITIAL CLOSING

BURLINGTON, MA — August 22, 2006 — RadView Software Ltd. (OTCBB: RDVWF), a premier provider of solutions for verifying the performance, scalability and integrity of business critical Web applications, today announced that on August 18, 2006 it had completed the initial closing of a $1.5 million investment transaction with a group of investors led by Fortissimo Capital Fund GP LP.  The investors will also have the right, at their election, to make additional investments of up to $2.25 million through February 18, 2008.

The Company signed the definitive agreements for the financing transaction on April 4, 2006 and received shareholder approval of the financing on August 9, 2006.

“The completion of the financing will help to restore confidence in the Company’s financial position and marks a significant turning point for the Company,” said Jaron Lotan, Chairman of the Board of RadView.  “With the support of an active investor group, we look to explore new and exciting directions for the Company.”

Yuval Cohen, Managing Partner of Fortissimo Capital Fund, commented, “We are excited to add RadView to our portfolio of investments.  We believe that the application testing market is ready for a fresh perspective and with RadView’s proven technology and solid customer base, we hope to bring exciting new offerings and solutions to the market in innovative ways.”

Terms of the Financing:

At the initial closing on August 18, 2006, investments totaling $1.5 million were completed.  The investments consisted of (a) $750,000 for the purchase of 25,000,000 convertible preferred shares issued by the Company to the investors at a price of $0.03 per share, and (b) $750,000 as the principal of a convertible loan, $625,000 of which was previously provided to the Company by certain of the investors under the terms of a bridge loan in an advance of the convertible loan received prior to the initial closing.  The investors also received warrants to purchase 18,750,000 of the Company’s convertible preferred shares at an exercise price of $0.04 per share, exercisable until August 18, 2011.

Until February 18, 2008, the investors will also have the right, at their election, to purchase up to an additional $2.25 million of the Company’s convertible preferred shares at a price of $0.03 per share.  To the extent they elect to purchase these additional shares, the investors would also receive additional warrants to purchase up to 56,250,000 convertible preferred shares at an exercise price of $0.04 per share exercisable for a period of five years from date of issuance.

The convertible preferred shares are convertible, at the discretion of the holder, into the Company’s ordinary shares and vote together with the ordinary shares as a single class on an as-converted basis.  Additionally, holders of the convertible preferred shares are entitled to nominate a majority of the Company’s board of directors and have priority voting rights over significant corporate actions.

The convertible loan may be converted, at the election of the holder, into convertible preferred shares of the Company at a conversion price of $0.03 per share.  The convertible loan bears interest at a rate of 8% per annum, and if not converted into convertible preferred shares, will be due and payable on September 17, 2009.  The convertible loan is secured by a floating charge on all of the Company’s assets and a fixed charge on the Company’s intellectual property and accounts receivable.

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In addition, the Company also entered into a management services agreement with Fortissimo whereby Fortissimo will provide management advisory services to the Company for an annual fee ranging from $50,000 to $120,000 per year, depending on the profitability of the Company.

About Fortissimo Capital Funds

Fortissimo Capital is a private equity fund investing in public and private technology companies that require capital to expand their business.  Fortissimo is a long-term investor and seeks to partner with management to facilitate growth and maximize value.  Fortissimo is backed by 15 financial institutions including insurance companies, banks and pension funds.  More information about Fortissimo Capital is available at www.ffcapital.com.

About RadView

RadView™ Software Ltd. (OTCBB: RDVWF) is a leading provider of solutions for verifying the performance, scalability and integrity of business-critical Web applications.  Deployed at over 1,600 customers worldwide from major industries such as financial services, retail, manufacturing, education and technology, RadView’s award-winning products enable customers to reduce costs while improving the quality of their Web applications throughout the development lifecycle.  Corporate offices were recently relocated to Rosh Haayin, Israel.  For more information visit www.radview.com or call 1-888-RADVIEW.

Statements concerning RadView’s business outlook or future performance; anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are “forward-looking statements” as that term is defined under U.S. Federal securities laws. Forward-looking statements are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. These risks, uncertainties and factors include, but are not limited to: our limited operating history and history of losses; need for additional financing; market acceptance of our products; ability to develop new products and enhance existing products; impact of significant competition; and other factors detailed in RadView’s filings with the Securities and Exchange Commission. RadView assumes no obligation to update the information in this release. RadView, WebLOAD, WebRM, WebLOAD Analyzer and WebFT are trademarks of RadView Software Ltd. Other names may be trademarks of their respective owners.